Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of U.S. Bancorp for the registration of $2.5 billion of senior debentures and 69,329,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2005, with respect to the consolidated financial statements of U.S. Bancorp, U.S. Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
                                    /s/ Ernst & Young LLP
Minneapolis, Minnesota
September 16, 2005